UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)*

                                Vector Group Ltd.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    112525100
                                 (CUSIP Number)

                       Marc Weitzen, Esq., General Counsel
                 Icahn Associates Corp. and affiliated companies
                          767 Fifth Avenue, 47th floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  JUNE 16, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Dixon Guarantor LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.0%

14 TYPE OF REPORTING PERSON*
     OO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No. 112525100

1  NAME OF REPORTING PERSON
     High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     8,290,092

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     8,290,092

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,290,092

12 CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*        / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     15.32%

14 TYPE OF REPORTING PERSON*
     PN

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Hopper Investments, LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     8,290,092

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     8,290,092

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,290,092

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     15.32%

14 TYPE OF REPORTING PERSON*
     OO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     1,751,250

8  SHARED VOTING POWER
     8,290,092

9  SOLE DISPOSITIVE POWER
     1,751,250

10 SHARED DISPOSITIVE POWER
     8,290,092

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,041,342

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     18.55%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Reindeer Subsidiary LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     670,680

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     670,680

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     670,680

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     OO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Reindeer Holding LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     670,680

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     670,680

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     670,680

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     OO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Tortoise Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     370

8  SHARED VOTING POWER
     670,680

9  SOLE DISPOSITIVE POWER
     370

10 SHARED DISPOSITIVE POWER
     670,680

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Arnos Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
3  SEC USE ONLY


4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     671,050

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     671,050

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Unicorn Associates Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     671,050

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     671,050

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     ACF Industries Holding Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     671,050

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     671,050

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Highcrest Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
            OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     671,050

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     671,050

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Buffalo Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     671,050

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     671,050

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Starfire Holding Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     671,050

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     671,050

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     671,050

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.24%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Little Meadow Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     10,800

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     10,800

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,800

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.02%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No.112525100

1  NAME OF REPORTING PERSON
     Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     a) / /
     b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     10,723,192

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     10,723,192

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    /X/

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.81%

14 TYPE OF REPORTING PERSON*
     IN

                                  SCHEDULE 13D
                               (Amendment No. 13)

CUSIP No. 11252100

1  NAME OF REPORTING PERSON
     Gail Golden

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     15,952

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     15,952

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,952

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.03%

14 TYPE OF REPORTING PERSON*
     IN

                                  SCHEDULE 13D
                               (Amendment No. 13)

Item 1. Security and Issuer

     The Schedule 13D filed with the U.S. Securities and Exchange Commission on January 28, 1998, by the Reporting Persons, as amended on October 7, 1998, April 28, 2000, May 16, 2001, May 31, 2001, July 3, 2001, August 21, 2001, August 28,
2002, September 3, 2002 September 25, 2002, November 22, 2004, March 7, 2006 and June 9, 2006, relating to the shares of common stock, $0.10 par value (the "Shares"), of Vector Group Ltd. (f/k/a Brooke Group Ltd.) (the "Issuer"), is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 2. Identity and Background

     Item 2 is hereby amended by adding thereto the following:

The principal business address and the address of the principal office of each of Reindeer, Reindeer Holding, Tortoise, Arnos, Unicorn, ACF Holding, Highcrest, Buffalo, Starfire, Little Meadow, Barberry, Hopper, High River, and Dixon (collectively, the "Icahn Entities") is White Plains Plaza, 445 Hamilton Avenue, Suite 1210, White Plains, New York 10601

Item 4. Purpose of Transaction

     Item 4 is hereby amended by adding thereto the following:

The Conversion and the issuance of the additional Shares contemplated by the June 7 Agreement occurred on June 16, 2006.

Item 5. Interest in Securities of the Issuer

     Item 5 is hereby amended by deleting subsections (a) and (b) thereof in their entirety and replacing such subsections with the following:

(a) As of the close of business on June 16, 2006: (i) the Icahn Group may be deemed to beneficially own, in the aggregate 10,723,192 Shares, representing approximately 19.81% of the Issuer's outstanding Shares; and
     (ii) Ms Golden owns 15,952 Shares representing approximately .03% of the Issuer's outstanding Shares in each case (based upon 54,121,221 Shares based upon information contained in the Issuer's Form 8-K dated June 7, 2006 filed with the Securities and Exchange Commission on June 8, 2006 and the 49,921,221 Shares stated to be outstanding as of May 9, 2006 by the Issuer in the Issuer's Form 10-Q for the quarterly period ended March 31, 2006 filed with the Securities and Exchange Commission on May 10, 2006).

(b) Each of Barberry and Hopper by virtue of their relationship to High River (as disclosed in Item 2) may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 8,290,092 Shares which High River owns. Each of Barberry and Hopper disclaims beneficial ownership of such Shares for all other purposes.

     Each of Starfire, Buffalo, Highcrest, ACF Holding, Unicorn and Arnos by virtue of their relationship to Tortoise (as disclosed in Item 2) may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 370 Shares which Tortoise owns. Each of Starfire, Buffalo, Highcrest, ACF Holding, Unicorn and Arnos disclaims beneficial ownership of such Shares for all other purposes.

     Each of Starfire, Buffalo, Highcrest, ACF Holding, Unicorn, Arnos, Tortoise and Reindeer Holding by virtue of their relationship to Reindeer (as disclosed in Item 2) may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 670,680 Shares which Reindeer owns. Each of Starfire, Buffalo, Highcrest, ACF Holding, Unicorn, Arnos, Tortoise and Reindeer Holding disclaims beneficial ownership of such Shares for all other purposes.

     Mr. Icahn by virtue of his relationship to Barberry, Hopper, High River, Starfire, Buffalo, Highcrest, ACF Holding, Unicorn, Arnos, Tortoise, Reindeer Holding, Reindeer and Little Meadow (as disclosed in Item 2) may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 1,751,250 Shares which Barberry owns, the 8,290,092 Shares which High River owns, the 370 Shares which Tortoise owns, the 670,680 Shares which Reindeer owns and the 10,800 Shares which Little Meadow owns. Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Mr. Icahn by virtue of his relationship to Ms. Golden (as disclosed in Item 2) may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) the 15,952 Shares which Ms. Golden owns. Mr. Icahn disclaims beneficial ownership of such Shares for all purposes.

(c) The transactions effected within the past 60 days in the Shares are set forth in Item 4 hereof.

Item 7. Material to be Filed as Exhibits

     Item 7 is hereby amended by adding thereto the following:

     1. Amended and Restated Joint Filing Agreement

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 16, 2006


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN


/s/ Gail Golden
---------------
GAIL GOLDEN


DIXON GUARANTOR LLC
By:  High River Limited Partnership, sole member
  By:  Hopper Investments LLC, general partner

    By: /s/ Edward E. Mattner
        ---------------------------------
        EDWARD E. MATTNER, Vice President


HIGH RIVER LIMITED PARTNERSHIP
By:  Hopper Investments LLC, general partner

  By:  /s/ Edward E. Mattner
       ---------------------------------
       EDWARD E. MATTNER, Vice President


HOPPER INVESTMENTS, LLC

By:  /s/ Edward E. Mattner
     ---------------------------------
     EDWARD E. MATTNER, Vice President


BARBERRY CORP.

By:  /s/ Edward E. Mattner
     ---------------------------------
     EDWARD E. MATTNER, Vice President


               [Signature Page of Amendment No. 13 to Schedule 13D
                       with respect to Vector Group Ltd.]

TORTOISE CORP.

By:  /s/ Edward E. Mattner
     ----------------------------
     EDWARD E. MATTNER, President


ARNOS CORP.

By:  /s/ Edward E. Mattner
     ---------------------------------
     EDWARD E. MATTNER, Vice President


UNICORN ASSOCIATES CORPORATION

By:  /s/ Edward E. Mattner
     ------------------------------------------
     EDWARD E. MATTNER, President and Treasurer


ACF INDUSTRIES HOLDING CORP.

By:  /s/ Keith Cozza
     ---------------------------
     KEITH COZZA, Vice President


HIGHCREST INVESTORS CORP.

By:  /s/ Keith Cozza
     ---------------------------------------------------
     KEITH COZZA, Vice President and Assistant Treasurer


BUFFALO INVESTORS CORP.

By:  /s/ Edward E. Mattner
     ------------------------------------------
     EDWARD E. MATTNER, President and Treasurer


STARFIRE HOLDING CORPORATION

By:  /s/ Keith Cozza
     ------------------------------------
     KEITH COZZA, Secretary and Treasurer


               [Signature Page of Amendment No. 13 to Schedule 13D
                       with respect to Vector Group Ltd.]

REINDEER HOLDING LLC

By:  /s/ Keith Cozza
     --------------------
     KEITH COZZA, Manager


REINDEER SUBSIDIARY LLC

By:  /s/ Keith Cozza
     ----------------------
     KEITH COZZA, President





               [Signature Page of Amendment No. 13 to Schedule 13D
                       with respect to Vector Group Ltd.]

                              AMENDED AND RESTATED
                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.10 par value, of Vector Group Ltd., and further agree that this Amended and Restated Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Amended and Restated Joint Filing Agreement this 16th day of June, 2006.


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN


/s/ Gail Golden
---------------
GAIL GOLDEN


DIXON GUARANTOR LLC
By:  High River Limited Partnership, sole member
  By:  Hopper Investments LLC, general partner

    By:  /s/ Edward E. Mattner
         ---------------------------------
         EDWARD E. MATTNER, Vice President


HIGH RIVER LIMITED PARTNERSHIP
By:  Hopper Investments LLC, general partner

  By:  /s/ Edward E. Mattner
       ---------------------------------
       EDWARD E. MATTNER, Vice President


HOPPER INVESTMENTS, LLC

By:  /s/ Edward E. Mattner
     ---------------------------------
     EDWARD E. MATTNER, Vice President


BARBERRY CORP.

By:  /s/ Edward E. Mattner
     ---------------------------------
     EDWARD E. MATTNER, Vice President


       [Signature Page of the Amended and Restated Joint Filing Agreement
                       with respect to Vector Group Ltd.]

TORTOISE CORP.

By:  /s/ Edward E. Mattner
     ----------------------------
     EDWARD E. MATTNER, President


ARNOS CORP.

By:  /s/ Edward E. Mattner
     ---------------------------------
     EDWARD E. MATTNER, Vice President


UNICORN ASSOCIATES CORPORATION

By:  /s/ Edward E. Mattner
     ------------------------------------------
     EDWARD E. MATTNER, President and Treasurer


ACF INDUSTRIES HOLDING CORP.

By:  /s/ Keith Cozza
     ---------------------------
     KEITH COZZA, Vice President


HIGHCREST INVESTORS CORP.

By:  /s/ Keith Cozza
     ---------------------------------------------------
     KEITH COZZA, Vice President and Assistant Treasurer


BUFFALO INVESTORS CORP.

By:  /s/ Edward E. Mattner
     ------------------------------------------
     EDWARD E. MATTNER, President and Treasurer


STARFIRE HOLDING CORPORATION

By:  /s/ Keith Cozza
     ------------------------------------
     KEITH COZZA, Secretary and Treasurer


       [Signature Page of the Amended and Restated Joint Filing Agreement
                       with respect to Vector Group Ltd.]

REINDEER HOLDING LLC

By:  /s/ Keith Cozza
     --------------------
     KEITH COZZA, Manager


REINDEER SUBSIDIARY LLC

By:  /s/ Keith Cozza
     ----------------------
     KEITH COZZA, President


       [Signature Page of the Amended and Restated Joint Filing Agreement
                       with respect to Vector Group Ltd.]